Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 crocker.coulson@ccgir.com	Applied Imaging Corp Carl W. Hull, Chief Executive Officer 120 Baytech Drive, San Jose, CA 95134 (408) 719-6417 chull@aicorp.com

FOR IMMEDIATE RELEASE

Applied Imaging Announces Planned CEO Succession

•    Robin Stracey Will Be Promoted from President and COO to President and Chief Executive Officer

San Jose, California, December 3, 2004 — Applied Imaging Corp. (Nasdaq: AICXE) announced today that in accordance with a previously planned CEO succession, Carl W. Hull will resign his position as Chief Executive Officer (CEO) effective December 31, 2004. Applied Imaging’s Board of Directors will promote Robin C. Stracey, President and COO, to the position of President and CEO effective January 1, 2005. Mr. Hull will remain on the Company’s Board of Directors.

“We value Carl’s many contributions to Applied Imaging over the past seven years,” said G. Kirk Raab, Chairman of the Company’s Board of Directors. “Carl has been the primary driver behind Applied Imaging’s expansion into the Pathology arena from its historical base of strength in clinical Cytogenetics. He deserves much of the credit for the success of the Ariol® system as a platform for automated image analysis in the pathology laboratory. Most recently, he has overseen the formation and staffing of CTC, Inc., a wholly owned subsidiary specifically established to develop and commercialize a system for the detection, quantification and characterization of circulating tumor cells in human blood.”

Mr. Raab added that, “Robin Stracey is well prepared for his new role as CEO. He has over 20 years of diagnostic and life sciences experience, and an extensive international operating background. In the last year, in his role as President and COO at Applied Imaging, his focus has been on firming up the Company’s strategy and improving the efficiency and effectiveness of Company operations. Robin is well-respected throughout the organization for his leadership style and skills, and our Board is confident that Robin is the right leader to take the Company forward.”

December 3, 2004	Applied Imaging Announces CEO Succession Plan	Page 2

Carl W. Hull, Applied Imaging CEO, commented that, “I am grateful for the opportunity to have been associated with Applied Imaging over the last seven years. As a market leader in the manufacture and sale of automated imaging and image analysis systems for clinical cytogenetics and pathology, the Company is now pursuing a number of promising market opportunities. I also believe I have an outstanding successor in Robin Stracey, and I look forward to working with him to assure a smooth and orderly transition of leadership over the next several weeks”.

Robin Stracey joined the Company on November 17, 2003 as President and Chief Operating Officer. Prior to joining Applied Imaging, Mr. Stracey was the Vice President and General Manager of a Chromatography and Mass Spectrometry business unit at Thermo Electron Corporation. Prior to that he was a Corporate Vice President at Dade Behring Inc., and General Manager of the Syva Company subsidiary, a leading supplier of specialized diagnostic systems and reagents. Mr. Stracey has a Bachelors of Science degree with honors in life sciences from the University of Nottingham in the United Kingdom and is a graduate of the Executive Program at the Stanford University Graduate School of Business.

“Carl and I have worked together to build a strong team and product portfolio over the past year,” said Robin Stracey. “I am excited about the Company’s prospects. We have a solid foundation in our world-leading position in clinical cytogenetics and we see significant upside in both our pathology and our circulating tumor cell initiatives. I anticipate the Company playing a substantial role in creating diagnostic tools that enable physicians to better select therapies for cancer patients and thereby enhance quality of life and survival rates.”

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems used in genetics and pathology laboratories for the analysis of chromosomes and molecular markers. The Company markets a wide range of systems for fluorescence and brightfield microscopy applications and has installed over 3,500 devices in over 1,000 laboratories and in more than 60 countries. The Company is developing a non-magnetic cell separation technology for isolating and analyzing circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at www.aicorp.com.

This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the ultimate success of our pathology and our circulating tumor cell initiatives, including the ability of CTC to succeed in developing its reagent based automated system for the accurate detection and characterization of tumor cells that circulate in the blood of cancer patients. Forward looking statements address matters that are subject to a number of risks and uncertainties, including the uncertainty of clinical studies and regulatory approvals for circulating tumor cell detection products. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including the failure of

December 3, 2004	Applied Imaging Announces CEO Succession Plan	Page 3

Applied Imaging to develop successfully and commercialize the Company’s micrometastasis or genetic instrument business, potentially unacceptable results from preclinical and clinical trials of circulating tumor cell enrichment methods and other such factors as set forth in Applied Imaging’s filings with the Securities and Exchange Commission, including the Form 10-K for the Fiscal Year Ended December 31, 2003. The forward-looking statements in this news release are made as of December 3, 2004, and Applied Imaging is under no obligation to revise or update these forward-looking statements.

# # #